Exhibit 5.2

May 7, 2013

CONSENT OF SAMUEL MAH

United States Securities and Exchange Commission

Gentlemen:

In connection with the filing of the Registration Statement on Form F-10 (File No. 333-185152) of Silver Wheaton Corp. (the “Registration Statement”), I, Samuel Mah, M.A.Sc., P.Eng., Senior Director, Project Evaluations, Silver Wheaton Corp., hereby consent to being named as having approved the disclosure of the scientific and technical information contained in the Annual Report filed on Form 40-F of Silver Wheaton Corp. for the year ended December 31, 2012 (the “Annual Report”) under the headings “Description of the Business”, “Technical Information”, “Technical Information - Further Disclosure Regarding Mineral Projects on Material Properties – 777 Mine, Canada,” “– San Dimas Mines, Mexico,” “– Peñasquito Mine, Mexico,” “– Pascua-Lama Project, Border of Chile and Argentina” and “Interest of Experts”, included as Exhibit 99.1 to the Annual Report and as Exhibit 4.1 to this Registration Statement. I hereby confirm that I have read the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that is within my knowledge as a result of the services performed by me in connection with my approval of the disclosure of the scientific and technical information contained in the Registration Statement.

Yours truly,

/s/ Samuel Mah
Samuel Mah, M.A.Sc., P.Eng.
Director of Engineering,
Silver Wheaton Corp.